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  DELOITTE &
  TOUCHE LLP
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      [Logo]          125 Summer Street                Telephone: (617) 261-8000
                      Boston, Massachusetts 02110-1617 Facsimile: (617) 261-8111


August 14, 1996
                                                     EXHIBIT 15
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Healthsource, Inc.
Two College Park Drive
Hooksett
New Hampshire 03106

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Healthsource, Inc. and Subsidiaries for the periods ended June 30, 1996 and 1995, and March 31, 1996 and 1995, as indicated in our reports dated August 9, 1996 and May 10,1996 respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on forms 10-Q for the quarters ended June 30, 1996 and March 31, 1996 respectively, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP


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DELOITTE TOUCHE
TOHMATSU
INTERNATIONAL
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